SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) Dec. 30, 2008

Xcel Energy Inc.

(Exact name of registrant as specified in its charter)

Minnesota

(State or other jurisdiction of incorporation)

001-3034	41-0448030
(Commission File Number)	(IRS Employer Identification No.)

414 Nicollet Mall, Minneapolis, MN	55401
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code 612-330-5500

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.              Other Events.

NSP-Minnesota North Dakota Electric Rate Case

In December 2007, Northern States Power Company (NSP-Minnesota), a Minnesota corporation and wholly owned subsidiary of Xcel Energy, filed a request with the North Dakota Public Service Commission (NDPSC) to increase North Dakota retail electric base rates by $20.5 million, or about 14 percent. The request was based on an 11.50 percent return on equity (ROE), an equity ratio of 51.77 percent, and a rate base of approximately $242 million.  Interim rates of $17.2 million became effective in February 2008.

The NDPSC approved a settlement agreement (Settlement) on Dec. 31, 2008, which calls for a base rate increase of $12.8 million, based on an authorized ROE of 10.75 percent.  Key terms of the settlement are listed below:

•                  Recovery of costs associated with NSP-Minnesota’s Metropolitan Emissions Reduction Project, addressing the King and High Bridge generating plants.

•                  Adjustments in depreciation expenses related to service life changes for generation plants and removal rates for transmission and distribution plant, resulting in a $2.5 million decrease in the revenue deficiency.

•                  Sharing of wholesale margins, refunding to customers 85 percent of asset-based wholesale margins and 50 percent of non-asset-based margins through the fuel clause.  Test year wholesale margins to be shared with customers are estimated to be $1.9 million.

•                  An electric rate moratorium, under which NSP-Minnesota agreed to not implement an increase in electric rates until Jan. 1, 2011.

•                  Sharing any earnings in excess of the authorized 10.75 percent ROE, providing customers 50 percent of any earnings above 10.75 percent and 75 percent of any earnings above 11.25 percent.

•                  The Settlement outlines a process for more NDPSC involvement in our resource planning process.

Based on the final order, there will an estimated interim rate refund of $6.3 million, which will be refunded back to customers by June 1, 2009.  This refund was accrued for in 2008 and will have no impact on 2009 results.  Final rates will be implemented for service on and after March 1, 2009.

NSP-Wisconsin Electric Limited Reopener 2009 Rate Case

On Aug. 1, 2008, Northern States Power Company (NSP-Wisconsin), a Wisconsin corporation and wholly owned subsidiary of Xcel Energy Inc. filed an application with the Public Service Commission of Wisconsin (PSCW) requesting authority to increase retail electric rates by $47.1 million, which represented an overall increase of 8.6 percent.  In the application, NSP-Wisconsin requested the PSCW to reopen the 2008 base rate case for the limited purpose of adjusting 2009 electric rates to reflect forecasted increases in production and transmission costs, as authorized by the PSCW. Of the total amount requested, approximately $22.7 million was for anticipated increases in fuel and purchased power expenses and approximately $24.4 million was for generation and transmission capital and operating and maintenance costs. No changes were requested to the capital structure or return on equity authorized by the PSCW in the 2008 base rate case.

A hearing to address NSP-Wisconsin’s rate request was held on Oct. 31, 2008.  Following the hearing, NSP-Wisconsin and the intervenors entered into a stipulated agreement and on Dec. 30, 2008, the PSCW issued an order approving the stipulation and authorizing a $5.6 million rate increase.  The original request of $47.1 million was reduced by $31.6 million due to the dramatic decline in market prices for fuel and purchased power, $5.5 million for a change in nuclear outage accounting and $4.4 million due to other adjustments.

Further, in accordance with the stipulation agreement, an estimated 2008 interim fuel surcharge refund liability of $8.3 million, previously recorded in 2008, will be offset by the $5.6 million 2009 rate increase, and the remaining liability of $2.7 million will be refunded to customers in the first quarter of 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Xcel Energy Inc.
(a Minnesota Corporation)

/s/ BENJAMIN G.S. FOWKE III
Benjamin G.S. Fowke III
Executive Vice President and Chief Financial Officer

Jan. 7, 2009